PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Third Quarter 2023 Results
RANCHO CORDOVA, Calif. October 30, 2023 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank (the “Bank”), today reported net income of $11.0 million for the three months ended September 30, 2023, as compared to $12.7 million for the three months ended June 30, 2023 and $11.7 million for the three months ended September 30, 2022.
Third Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	September 30, 2023	June 30, 2023	September 30, 2022
Return on average assets (“ROAA”)	1.30%	1.55%	1.60%
Return on average equity (“ROAE”)	16.09%	19.29%	19.35%
Pre-tax income	$15,795	$17,169	$16,534
Pre-tax, pre-provision income(1)	16,845	18,419	18,784
Net income	11,045	12,729	11,704
Basic earnings per common share	$0.64	$0.74	$0.68
Diluted earnings per common share	0.64	0.74	0.68
Weighted average basic common shares outstanding	17,175,034	17,165,344	17,140,435
Weighted average diluted common shares outstanding	17,194,825	17,168,995	17,168,447
Shares outstanding at end of period	17,257,357	17,257,357	17,245,983
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented on the financial results:
“Despite ongoing headwinds in the market, we maintained momentum as we continued to onboard new customers and enhance existing relationships. Pressures on deposit pricing exist, yet Five Star Bank’s total loans and deposits increased in the 3rd Quarter of 2023. We remain focused on the future and our long-term strategy. As such, we expanded our presence in the San Francisco Bay Area with the onboarding of a new team of seasoned professionals, and we declared another cash dividend to shareholders, exemplifying our commitment to shareholder value.

This Quarter, we were pleased to be listed among Piper Sandler’s Sm-All Stars for 2023 which recognizes outperformance in several metrics including growth, profitability, asset quality, and capital. We were also among the Sacramento Business Journal’s Best Places to Work. We believe these successes serve as the strongest testimony to our people, technology, operating efficiencies, conservative underwriting practices, exceptional credit quality, and prudent approach to portfolio management. While uncertainty exists relative to recessionary concerns and a turbulent geopolitical climate, we will remain vigilant and focused on disciplined business practices. We thank our employees for their outstanding commitment to ensuring Five Star Bank remains a safe, trusted, and steadfast banking partner.”

•The Company's reliance on brokered deposits and short-term FHLB borrowings decreased by $45.0 million, or 21.43%, during the three months ended September 30, 2023.
•The Company's new San Francisco Bay Area team increased to nine employees who generated $28.9 million of deposits during the third quarter ended September 30, 2023.
•Cash and cash equivalents were $323.5 million, representing 10.67% of total deposits at September 30, 2023, compared to 10.24% at June 30, 2023.
•Total deposits increased by $102.5 million, or 3.50%, during the three months ended September 30, 2023. Non-brokered deposits increased by $137.5 million, or 4.87%, over the same period.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 41.63% for the three months ended September 30, 2023.
•Net interest margin was 3.31% for the three months ended September 30, 2023, 3.45% for the three months ended June 30, 2023, and 3.86% for the three months ended September 30, 2022. The effective Federal Funds rate increased to 5.33% as of September 30, 2023, from 5.08% as of June 30, 2023 and 3.08% as of September 30, 2022.
•Other comprehensive loss was $3.0 million during the three months ended September 30, 2023. Unrealized losses, net of tax effect, on available-for-sale securities were $15.9 million as of September 30, 2023. Total held-to-maturity and available-for-sale securities represented 0.09% and 3.03% of total interest-earning assets, respectively, as of September 30, 2023.
•The Company's common equity Tier 1 capital ratio was 9.07% and 9.05% as of September 30, 2023 and June 30, 2023, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three months ended September 30, 2023 was as follows:

(in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change
Loans held for investment	$3,009,930	$2,927,411	$82,519	2.82%
Non-interest-bearing deposits	833,434	832,641	793	0.10%
Interest-bearing deposits	2,198,776	2,097,098	101,678	4.85%

(in thousands)	September 30, 2023	September 30, 2022	$ Change	% Change
Loans held for investment	$3,009,930	$2,582,978	$426,952	16.53%
Non-interest-bearing deposits	833,434	1,019,063	(185,629)	(18.22)%
Interest-bearing deposits	2,198,776	1,595,269	603,507	37.83%
•The ratio of nonperforming loans to loans held for investment at period end increased to 0.07% at September 30, 2023, from 0.01% at June 30, 2023.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended September 30, 2023. The Company's Board of Directors subsequently declared another cash dividend of $0.20 per share on October 19, 2023.

Summary Results
Three months ended September 30, 2023, as compared to three months ended June 30, 2023
The Company’s net income was $11.0 million for the three months ended September 30, 2023, compared to $12.7 million for the three months ended June 30, 2023. Net interest income decreased by $0.1 million as increases in interest expense more than offset increases in interest income, with increases in rates paid on interest-bearing liabilities as the leading driver. The provision for credit losses decreased by $0.2 million as loan originations in the three months ended September 30, 2023 were less than those for the three months ended June 30, 2023. Non-interest income decreased by $1.4 million, primarily due to a $1.3 million gain from distributions on investments in venture-backed funds during the three months ended June 30, 2023 that did not recur during the three months ended September 30, 2023. Non-interest expense increased by $36.0 thousand as the increase in salaries and employee benefits more than offset decreases in advertising, promotional, and other operating expenses.
Three months ended September 30, 2023, as compared to three months ended September 30, 2022
The Company’s net income was $11.0 million for the three months ended September 30, 2023, compared to $11.7 million for the three months ended September 30, 2022. Net interest income decreased by $47.0 thousand as increases in interest expense more than offset increases in interest income, with increases in rates paid on interest-bearing liabilities as the leading driver. The provision for credit losses decreased by $1.2 million as loan originations in the three months ended September 30, 2023 were less than those for the three months ended September 30, 2022. Non-interest income decreased by $49.0 thousand, primarily due to a decrease in gain on sale of loans recognized during the three months ended September 30, 2023, as compared to the three months ended September 30, 2022. Non-interest expense increased by $1.8 million with an increase in salaries and employee benefits as the leading driver. The Company had 15 more full-time employees at September 30, 2023 than at September 30, 2022, nine of whom support the Company's recent expansion into the San Francisco Bay Area.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	September 30, 2023	June 30, 2023	$ Change	% Change
Selected operating data:
Net interest income	$27,476	$27,578	$(102)	(0.37)%
Provision for credit losses	1,050	1,250	(200)	(16.00)%
Non-interest income	1,384	2,820	(1,436)	(50.92)%
Non-interest expense	12,015	11,979	36	0.30%
Pre-tax income	15,795	17,169	(1,374)	(8.00)%
Provision for income taxes	4,750	4,440	310	6.98%
Net income	$11,045	$12,729	$(1,684)	(13.23)%
Earnings per common share:
Basic	$0.64	$0.74	$(0.10)	(13.51)%
Diluted	0.64	0.74	(0.10)	(13.51)%
Performance and other financial ratios:
ROAA	1.30%	1.55%
ROAE	16.09%	19.29%
Net interest margin	3.31%	3.45%
Cost of funds	2.28%	2.04%
Efficiency ratio	41.63%	39.41%

	Three months ended
(in thousands, except per share data)	September 30, 2023	September 30, 2022	$ Change	% Change
Selected operating data:
Net interest income	$27,476	$27,523	$(47)	(0.17)%
Provision for credit losses	1,050	2,250	(1,200)	(53.33)%
Non-interest income	1,384	1,433	(49)	(3.42)%
Non-interest expense	12,015	10,172	1,843	18.12%
Pre-tax income	15,795	16,534	(739)	(4.47)%
Provision for income taxes	4,750	4,830	(80)	(1.66)%
Net income	$11,045	$11,704	$(659)	(5.63)%
Earnings per common share:
Basic	$0.64	$0.68	$(0.04)	(5.88)%
Diluted	0.64	0.68	(0.04)	(5.88)%
Performance and other financial ratios:
ROAA	1.30%	1.60%
ROAE	16.09%	19.35%
Net interest margin	3.31%	3.86%
Cost of funds	2.28%	0.62%
Efficiency ratio	41.63%	35.13%
Balance Sheet Summary

(in thousands)	September 30, 2023	December 31, 2022	$ Change	% Change
Selected financial condition data:
Total assets	$3,505,040	$3,227,159	$277,881	8.61%
Cash and cash equivalents	323,548	259,991	63,557	24.45%
Total loans held for investment	3,009,930	2,791,326	218,604	7.83%
Total investments	107,190	119,744	(12,554)	(10.48)%
Total liabilities	3,231,016	2,974,334	256,682	8.63%
Total deposits	3,032,210	2,782,004	250,206	8.99%
Subordinated notes, net	73,713	73,606	107	0.15%
Total shareholders’ equity	274,024	252,825	21,199	8.38%
•Insured and collateralized deposits were approximately $2.0 billion, representing approximately 66.33% of total deposits as of September 30, 2023. Net uninsured deposits were approximately $1.0 billion as of September 30, 2023.
•Commercial and consumer deposit accounts constituted approximately 75% of total deposits. Deposit relationships of at least $5 million represented approximately 62% of total deposits and had an average age of approximately 8.68 years as of September 30, 2023.
•Cash and cash equivalents as of September 30, 2023 were $323.5 million, representing 10.67% of total deposits at September 30, 2023, compared to 10.24% as of June 30, 2023.
•In the first quarter of 2023, the Federal Reserve created the Bank Term Funding Program to provide depository institutions with additional funding, which allows any federally insured deposit institution to pledge its investment portfolio at par as collateral value. As of September 30, 2023, the Bank had neither used nor established borrowing capacity with the Bank Term Funding Program.

•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $859.7 million as of September 30, 2023.

	September 30, 2023			Available
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings
FHLB advances	$1,053,625	$671,500	$90,000	$292,125
Federal Reserve Discount Window	69,012	—	—	69,012
Correspondent bank lines of credit	175,000	—	—	175,000
Cash and cash equivalents	—	—	—	323,548
Total	$1,297,637	$671,500	$90,000	$859,685
The increase in total assets from December 31, 2022 to September 30, 2023 was primarily due to a $63.6 million increase in cash and cash equivalents and a $218.6 million increase in total loans held for investment. The increase in cash and cash equivalents primarily resulted from net cash provided from financing and operating activities of $230.7 million and $40.5 million, respectively, partially offset by net cash used in investing activities of $207.7 million. The $218.6 million increase in total loans held for investment between December 31, 2022 and September 30, 2023 was a result of $524.0 million in loan originations, partially offset by $305.4 million in loan payoffs and paydowns.
The increase in total liabilities from December 31, 2022 to September 30, 2023 was primarily attributable to an increase in deposits of $250.2 million, largely due to increases in money market, time deposits over $250 thousand, and interest-bearing demand deposits of $262.0 million, $132.8 million, and $55.0 million, respectively, partially offset by decreases in non-interest-bearing, other time deposits, and savings deposits of $135.3 million, $47.7 million, and $16.6 million, respectively.
The increase in total shareholders’ equity from December 31, 2022 to September 30, 2023 was primarily a result of net income recognized of $36.9 million, partially offset by $9.5 million in cash distributions paid during the period, a reduction to retained earnings of $4.5 million, net of tax effect, due to the adoption of Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”), and an increase of $2.5 million in accumulated other comprehensive loss.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change
Interest and fee income	$45,098	$42,793	$2,305	5.39%
Interest expense	17,622	15,215	2,407	15.82%
Net interest income	$27,476	$27,578	$(102)	(0.37)%
Net interest margin	3.31%	3.45%

	Three months ended
(in thousands)	September 30, 2023	September 30, 2022	$ Change	% Change
Interest and fee income	$45,098	$31,646	$13,452	42.51%
Interest expense	17,622	4,123	13,499	327.41%
Net interest income	$27,476	$27,523	$(47)	(0.17)%
Net interest margin	3.31%	3.86%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	September 30, 2023			June 30, 2023			September 30, 2022
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$198,751	$2,584	5.16%	$179,894	$2,218	4.95%	$210,179	$1,145	2.16%
Investment securities	112,154	653	2.31%	116,107	646	2.23%	126,733	615	1.93%
Loans held for investment and sale	2,982,140	41,861	5.57%	2,914,388	39,929	5.50%	2,494,468	29,886	4.75%
Total interest-earning assets	3,293,045	45,098	5.43%	3,210,389	42,793	5.35%	2,831,380	31,646	4.43%
Interest receivable and other assets, net	77,757			75,416			78,112
Total assets	$3,370,802			$3,285,805			$2,909,492

Liabilities and shareholders’ equity
Interest-bearing demand	$296,230	$972	1.30%	$290,404	$825	1.14%	$213,926	$115	0.21%
Savings	134,920	880	2.59%	139,522	758	2.18%	103,142	65	0.25%
Money market	1,328,290	9,536	2.85%	1,283,353	8,136	2.54%	1,015,698	1,780	0.69%
Time	399,514	4,998	4.96%	370,864	4,250	4.60%	208,678	857	1.63%
Subordinated debt and other borrowings	79,085	1,236	6.20%	80,192	1,246	6.23%	72,195	1,306	7.18%
Total interest-bearing liabilities	2,238,039	17,622	3.12%	2,164,335	15,215	2.82%	1,613,639	4,123	1.01%
Demand accounts	825,254			828,748			1,041,222
Interest payable and other liabilities	35,123			28,034			14,687
Shareholders’ equity	272,386			264,688			239,944
Total liabilities & shareholders’ equity	$3,370,802			$3,285,805			$2,909,492

Net interest spread			2.31%			2.53%			3.42%
Net interest income/margin		$27,476	3.31%		$27,578	3.45%		$27,523	3.86%

Net interest income during the three months ended September 30, 2023 decreased $0.1 million as compared to the three months ended June 30, 2023. In addition, net interest margin decreased 14 basis points compared to the prior quarter. The decrease in net interest income is primarily attributable to an additional $2.4 million in deposit interest expense due to increases in interest rates as compared to the prior quarter. The cost of interest-bearing deposits increased 32 basis points as compared to the prior quarter, while average balances increased 3.59%. In addition, the average balance of non-interest-bearing deposits decreased by $3.5 million quarter-over-quarter. The increase to interest expense was partially offset by an increase in total interest income of $2.3 million. Average loan yields increased 7 basis points as compared to the prior quarter, while average balances increased 2.32%.
As compared to the three months ended September 30, 2022, net interest income decreased $47.0 thousand and net interest margin decreased 55 basis points. The decrease in net interest income is primarily attributable to an additional $13.6 million in deposit interest expense due to increases in interest rates and average balances as compared to the same quarter of the prior year. The cost of interest-bearing deposits increased 228 basis points as compared to the same quarter of the prior year, while average balances increased 40.06%. In addition, the average balance of non-interest-bearing deposits decreased by $216.0 million as compared to the same quarter of the prior year. The increase in deposit interest expense was partially offset by an increase in total interest income of $13.5 million, as compared to the same quarter of the prior year. Average loan yields increased 82 basis points as compared to the same quarter of the prior year, while average balances increased 19.55%.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of September 30, 2023:

(in thousands)
Commercial Term Real Estate Non-Owner Occupied	$1,115,896
Commercial Term Multifamily	991,360
Commercial Term Real Estate Owner Occupied	482,629
Commercial Construction Real Estate	95,352
Commercial Secured	88,589
SBA 7A Secured	49,177
Commercial Term Agricultural Real Estate	51,921
Others	137,271
Total loans, excluding deferred loan fees	$3,012,195
Interest-bearing Deposits
The following table provide interest-bearing deposit balances by type as of September 30, 2023:

(in thousands)
Interest-bearing demand accounts	$297,678
Money market accounts	1,335,545
Savings accounts	138,029
Time accounts	427,524
Total interest-bearing deposits	$2,198,776
Asset Quality
Allowance for Credit Losses - Loans
Beginning January 1, 2023, the Company adopted ASC 326, which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the Current Expected Credit Loss (“CECL”) model. Utilizing CECL may have an impact on our allowance for credit losses going forward and result in a lack of comparability between 2022 and 2023 quarterly periods. Refer to information below on the provision for credit losses recorded during the nine months ended September 30, 2023.
At September 30, 2023, the Company’s allowance for credit losses was $34.0 million, as compared to $28.4 million at December 31, 2022. The $5.6 million increase in the allowance is due to a $5.3 million adjustment recorded in connection with the adoption of CECL and a $2.9 million provision for credit losses recorded during the nine months ended September 30, 2023, partially offset by net charge-offs of $2.5 million, mainly attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment increased from 0.01% at December 31, 2022 to 0.07% at September 30, 2023. The provision for credit losses recorded during the nine months ended September 30, 2023 was primarily related to loan growth, loan type mix, and updates in the macroeconomic environment. Loans designated as substandard increased from $0.4 million to $2.0 million between December 31, 2022 and September 30, 2023. There were no loans with doubtful risk grades at September 30, 2023 or December 31, 2022.
A summary of the allowance for credit losses by loan class is as follows:

	September 30, 2023		December 31, 2022
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$27,901	82.00%	$19,216	67.69%
Commercial land and development	198	0.58%	54	0.19%
Commercial construction	1,220	3.59%	645	2.27%
Residential construction	115	0.34%	49	0.17%
Residential	151	0.44%	175	0.62%
Farmland	393	1.15%	644	2.27%
	29,978	88.10%	20,783	73.21%
Commercial:
Secured	3,461	10.17%	7,098	25.00%
Unsecured	213	0.63%	116	0.41%
	3,674	10.80%	7,214	25.41%
Consumer and other	376	1.10%	347	1.22%
Unallocated	—	—%	45	0.16%
Total allowance for credit losses	$34,028	100.00%	$28,389	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.13% at September 30, 2023, as compared to 1.02% at December 31, 2022.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change
Service charges on deposit accounts	$158	$135	$23	17.04%
Gain on sale of loans	396	641	(245)	(38.22)%
Loan-related fees	355	389	(34)	(8.74)%
FHLB stock dividends	274	189	85	44.97%
Earnings on bank-owned life insurance	127	126	1	0.79%
Other income	74	1,340	(1,266)	(94.48)%
Total non-interest income	$1,384	$2,820	$(1,436)	(50.92)%
Gain on sale of loans. The decrease in gain on sale of loans primarily resulted from an overall decline in the volume of loans sold during the three months ended September 30, 2023, compared to the three months ended June 30, 2023. During the three months ended September 30, 2023, approximately $7.0 million of loans were sold with an effective yield of 5.63%, as compared to approximately $10.9 million of loans sold with an effective yield of 5.89% during the three months ended June 30, 2023.

FHLB stock dividends. The increase in FHLB stock dividends was primarily due to increased yields from dividends received of 7.75% for the three months ended September 30, 2023, as compared to 7.00% for the three months ended June 30, 2023.
Other income. The decrease in other income resulted primarily from a $1.3 million gain recorded for distributions received from venture-backed fund investments during the three months ended June 30, 2023, which did not recur during the three months ended September 30, 2023.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	September 30, 2023	September 30, 2022	$ Change	% Change
Service charges on deposit accounts	$158	$132	$26	19.70%
Gain on sale of loans	396	548	(152)	(27.74)%
Loan-related fees	355	447	(92)	(20.58)%
FHLB stock dividends	274	152	122	80.26%
Earnings on bank-owned life insurance	127	102	25	24.51%
Other income	74	52	22	42.31%
Total non-interest income	$1,384	$1,433	$(49)	(3.42)%
Gain on sale of loans. The decrease in gain on sale of loans related primarily to an overall decline in the volume of loans sold during the three months ended September 30, 2023, as compared to the three months ended September 30, 2022. During the three months ended September 30, 2023, approximately $7.0 million of loans were sold with an effective yield of 5.63%, as compared to approximately $10.5 million of loans sold with an effective yield of 5.20% during the three months ended September 30, 2022.
FHLB stock dividends. The increase in FHLB stock dividends was primarily due to increased yields from dividends received of 7.75% for the three months ended September 30, 2023, as compared to 6.00% for the three months ended September 30, 2022.
Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change
Salaries and employee benefits	$6,876	$6,421	$455	7.09%
Occupancy and equipment	561	551	10	1.81%
Data processing and software	1,020	1,013	7	0.69%
Federal Deposit Insurance Corporation (“FDIC”) insurance	375	410	(35)	(8.54)%
Professional services	700	586	114	19.45%
Advertising and promotional	535	733	(198)	(27.01)%
Loan-related expenses	345	324	21	6.48%
Other operating expenses	1,603	1,941	(338)	(17.41)%
Total non-interest expense	$12,015	$11,979	$36	0.30%
Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of: (i) a $0.6 million decline in loan origination costs related to lower production and (ii) a $0.2 million increase in salaries and benefits for new employees hired to support expansion into the San Francisco Bay Area. These increases were partially offset by a $0.3 million reduction in commissions related to lower loan production during the three months ended September 30, 2023, as compared to the three months ended June 30, 2023.

Professional services. The increase was related primarily to expenses incurred of $0.1 million for surveillance rating services performed for the Company's outstanding subordinated notes during the three months ended September 30, 2023.
Advertising and promotional. The decrease related primarily to an overall decline in sponsorships and donations made, as fewer events were sponsored and attended during the three months ended September 30, 2023, as compared to the three months ended June 30, 2023.
Other operating expenses. The decrease in other operating expenses was primarily due to an overall decline in travel, conference fees, and professional membership fees during the three months ended September 30, 2023, as compared to the three months ended June 30, 2023.
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	September 30, 2023	September 30, 2022	$ Change	% Change
Salaries and employee benefits	$6,876	$5,645	$1,231	21.81%
Occupancy and equipment	561	515	46	8.93%
Data processing and software	1,020	797	223	27.98%
FDIC insurance	375	195	180	92.31%
Professional services	700	792	(92)	(11.62)%
Advertising and promotional	535	512	23	4.49%
Loan-related expenses	345	262	83	31.68%
Other operating expenses	1,603	1,454	149	10.25%
Total non-interest expense	$12,015	$10,172	$1,843	18.12%
Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of: (i) a $0.8 million increase in salaries, insurance, and benefits as a result of a 8.72% increase in headcount during the three months ended September 30, 2023, as compared to the three months ended September 30, 2022 and (ii) a $0.8 million decrease in loan origination costs due to lower loan production period-over-period. These increases were partially offset by $0.4 million of lower commission expenses due to lower loan production during the three months ended September 30, 2023, as compared to the three months ended September 30, 2022.
Data processing and software. The increase in data processing and software was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
FDIC insurance. The increase related primarily to a final rule adopted by the FDIC to increase initial base deposit insurance assessment rates for insured depository institutions by two basis points, beginning with the first quarterly assessment period of 2023. FDIC insurance also increased for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, due to a $320.8 million increase in the assessment base period-over-period.
Other operating expenses. The increase in other operating expenses was primarily due to a $0.1 million increase in IntraFi Network fees resulting from an overall increase in balances carried in the network. The remainder of the increase related to an overall increase in travel, conference fees, and professional membership fees during the three months September 30, 2023, as compared to the three months ended September 30, 2022.
Provision for Income Taxes
Three months ended September 30, 2023, as compared to three months ended June 30, 2023
Provision for income taxes increased by $0.4 million, or 6.98%, to $4.8 million for the three months ended September 30, 2023 from $4.4 million for the three months ended June 30, 2023. During the three months ended June 30, 2023, the Company recorded a $0.5 million state tax benefit relating to an overall reduction in the state tax blended rate for the Company since its inception as a C Corporation, which did not recur during the three months ended September 30, 2023. This increase was partially offset by lower pre-tax income quarter-over-quarter and a $0.2 million adjustment to the provision recorded during the three months ended September 30, 2023 to true-up the year to date provision's effective tax rate. The effective tax rate was 30.07% and 25.86% for the three months ended September 30, 2023 and June 30, 2023, respectively.
Three months ended September 30, 2023, as compared to three months ended September 30, 2022
Provision for income taxes decreased by $0.1 million, or 1.66%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily driven by an overall decrease in pre-tax income and a lower state tax rate period-over-period. These declines were partially offset by a $0.2 million adjustment to the provision recorded during the three months ended September 30, 2023 to true-up the year to date provision's effective tax rate. The effective tax rate was 30.07% and 29.21% for the three months ended September 30, 2023 and September 30, 2022, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, October 31, 2023 at 1:00 p.m. ET (10:00 a.m. PT) to discuss its third quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has seven branches and one loan production office in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	September 30, 2023	June 30, 2023	September 30, 2022
Revenue and Expense Data
Interest and fee income	$45,098	$42,793	$31,646
Interest expense	17,622	15,215	4,123
Net interest income	27,476	27,578	27,523
Provision for credit losses	1,050	1,250	2,250
Net interest income after provision	26,426	26,328	25,273
Non-interest income:
Service charges on deposit accounts	158	135	132
Gain on sale of loans	396	641	548
Loan-related fees	355	389	447
FHLB stock dividends	274	189	152
Earnings on bank-owned life insurance	127	126	102
Other income	74	1,340	52
Total non-interest income	1,384	2,820	1,433
Non-interest expense:
Salaries and employee benefits	6,876	6,421	5,645
Occupancy and equipment	561	551	515
Data processing and software	1,020	1,013	797
FDIC insurance	375	410	195
Professional services	700	586	792
Advertising and promotional	535	733	512
Loan-related expenses	345	324	262
Other operating expenses	1,603	1,941	1,454
Total non-interest expense	12,015	11,979	10,172
Income before provision for income taxes	15,795	17,169	16,534
Provision for income taxes	4,750	4,440	4,830
Net income	$11,045	$12,729	$11,704

Comprehensive Income
Net income	$11,045	$12,729	$11,704
Net unrealized holding loss on securities available-for-sale during the period	(4,195)	(1,462)	(4,718)
Income tax benefit related to other comprehensive loss	(1,240)	(432)	(1,395)
Other comprehensive loss	(2,955)	(1,030)	(3,323)
Total comprehensive income	$8,090	$11,699	$8,381

	Three months ended
(in thousands, except per share and share data)	September 30, 2023	June 30, 2023	September 30, 2022
Share and Per Share Data
Earnings per common share:
Basic	$0.64	$0.74	$0.68
Diluted	0.64	0.74	0.68
Book value per share	15.88	15.60	13.87
Tangible book value per share(1)	15.88	15.60	13.87
Weighted average basic common shares outstanding	17,175,034	17,165,344	17,140,435
Weighted average diluted common shares outstanding	17,194,825	17,168,995	17,168,447
Shares outstanding at end of period	17,257,357	17,257,357	17,245,983

Credit Quality
Allowance for credit losses to period end nonperforming loans	1,699.35%	11,839.25%	6,483.87%
Nonperforming loans to loans held for investment	0.07%	0.01%	0.02%
Nonperforming assets to total assets	0.06%	0.01%	0.01%
Nonperforming loans plus performing loan modifications to loans held for investment	0.07%	0.01%	0.02%

Selected Financial Ratios
ROAA	1.30%	1.55%	1.60%
ROAE	16.09%	19.29%	19.35%
Net interest margin	3.31%	3.45%	3.86%
Loan to deposit	99.57%	100.21%	99.22%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Balance Sheet Data
Cash and due from financial institutions	$26,744	$28,568	$33,280
Interest-bearing deposits in banks	296,804	271,555	284,389
Time deposits in banks	6,971	7,343	10,216
Securities - available-for-sale, at fair value	104,086	110,794	114,041
Securities - held-to-maturity, at amortized cost	3,104	3,486	3,764
Loans held for sale	9,326	8,559	11,015
Loans held for investment	3,009,930	2,927,411	2,582,978
Allowance for credit losses - loans	(34,028)	(33,984)	(27,838)
Loans held for investment, net of allowance for credit losses	2,975,902	2,893,427	2,555,140
FHLB stock	15,000	15,000	10,890
Operating leases, right-of-use asset	4,799	5,032	4,227
Premises and equipment, net	1,564	1,599	1,694
Bank-owned life insurance	17,023	16,897	14,550
Interest receivable and other assets	43,717	40,441	31,364
Total assets	$3,505,040	$3,402,701	$3,074,570

Non-interest-bearing deposits	$833,434	$832,641	$1,019,063
Interest-bearing deposits	2,198,776	2,097,098	1,595,269
Total deposits	3,032,210	2,929,739	2,614,332
Subordinated notes, net	73,713	73,677	102,028
FHLB advances	90,000	100,000	105,000
Operating lease liability	5,043	5,275	4,492
Interest payable and other liabilities	30,050	24,870	9,460
Total liabilities	3,231,016	3,133,561	2,835,312

Common stock	220,266	220,021	219,286
Retained earnings	69,689	62,095	36,042
Accumulated other comprehensive loss, net	(15,931)	(12,976)	(16,070)
Total shareholders’ equity	274,024	269,140	239,258
Total liabilities and shareholders’ equity	$3,505,040	$3,402,701	$3,074,570

Quarterly Average Balance Data
Average loans held for investment and sale	$2,982,140	$2,914,388	$2,494,468
Average interest-earning assets	3,293,045	3,210,389	2,831,380
Average total assets	3,370,802	3,285,805	2,909,492
Average deposits	2,984,208	2,912,891	2,582,666
Average total equity	272,386	264,688	239,944

Capital Ratios
Total shareholders’ equity to total assets	7.82%	7.91%	7.78%
Tangible shareholders’ equity to tangible assets(1)	7.82%	7.91%	7.78%
Total capital (to risk-weighted assets)	12.37%	12.43%	13.94%
Tier 1 capital (to risk-weighted assets)	9.07%	9.05%	9.21%
Common equity Tier 1 capital (to risk-weighted assets)	9.07%	9.05%	9.21%
Tier 1 leverage ratio	8.58%	8.66%	8.66%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Pre-tax, pre-provision income
Pre-tax income	$15,795	$17,169	$16,534
Add: provision for credit losses	1,050	1,250	2,250
Pre-tax, pre-provision income	$16,845	$18,419	$18,784
Media Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com